Exhibit 99.1

THOR Industries Completes Repricing Of Its Term Loan B Facility

ELKHART, Ind., March 25, 2021 /PRNewswire/ -- THOR Industries, Inc. (NYSE: THO) today announced that it has successfully completed the repricing of its Senior Secured Term Loan B (the "Term Loan"). Both the USD and EUR tranches of the Term Loan were repriced.

The outstanding balance of $942 million on the USD Term Loan B tranche was repriced at par and the interest rate has been reduced to LIBOR +300 basis points from LIBOR +375 basis points and includes six months of 101 soft call protection. The LIBOR floor remains unchanged at 0.00%.

The outstanding balance of €503 million on the EUR Term Loan B tranche was repriced at par and the interest rate has been reduced to EURIBOR +300 basis points from EURIBOR +400 basis points and includes six months of 101 soft call protection. The EURIBOR floor remains unchanged at 0.00%.

The maturity date for the Term Loan remains February 1, 2026, and no material changes were made to the covenants, including the financial covenants, or the other debt repayment terms.

Based on the interest rates currently in effect and a Term Loan balance outstanding of $1.54 billion, the repricing is expected to generate cash interest savings of approximately $13 million on an annualized basis.

"We are pleased to have completed this repricing, which further improves our capital structure and acknowledges the Company's operational and financial performance since the initial issuance of the Term Loan on February 1, 2019. Since that time, our order backlog, net sales, and profitability have increased, and our credit profile has improved. Given the strength of our backlog, we have excellent revenue visibility for at least the next twelve months and a positive long-term outlook for the RV industry and our Company," said Colleen Zuhl, THOR's Senior Vice President and Chief Financial Officer.

About THOR Industries, Inc.
THOR is the sole owner of operating subsidiaries that, combined, represent the world's largest manufacturer of recreational vehicles. For more information on the Company and its products, please go to www.thorindustries.com.

Forward-Looking Statements
This release includes certain statements that are "forward-looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including with respect to expected cash interest savings, our backlog, revenue visibility and the long-term outlook for the RV industry and our Company. These forward-looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon THOR, and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ materially from our expectations. Factors which could cause materially different results include, but are not limited to, the risks and uncertainties disclosed in the risk factors, forward-looking statement admonitions and otherwise in our Quarterly Report on Form 10-Q for the quarter ended January 31, 2021 and in our Annual Report on Form 10-K for the fiscal year ended July 31, 2020.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact
Mark Trinske, Vice President of Investor Relations
mtrinske@thorindustries.com
(574) 970-7912